Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2018

SAN FRANCISCO--(BUSINESS WIRE)--April 26, 2018--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2018.

Highlights

  Net income attributable to CAI common stockholders for the first quarter of 2018 was $17.1 million, or $0.83 per fully diluted share, compared to $5.3 million, or $0.27 per fully diluted share, in the first quarter of 2017.
  Lease-related revenue for the first quarter of 2018 was $73.7 million, an increase of 21% compared to the first quarter of 2017.
  Average utilization for CAI’s owned container fleet during the first quarter of 2018 was 99.2% compared to 95.7% for the first quarter of 2017, and 99.0% for the fourth quarter of 2017.
  During the first quarter of 2018, CAI invested, or committed to invest, $336 million in new container equipment, of which approximately 80% has committed leases.
  During the first quarter of 2018, CAI leased out 398 new railcars and have commitments to lease out an additional 340 new cars in the second quarter of 2018. The total of 738 railcars represents approximately 60% of the new railcars we had available for lease during the first quarter.
  Average railcar utilization during the first quarter of 2018, excluding new railcars not yet leased, was 88.2% compared to 92.7% for the first quarter of 2017, and 87.1% for the fourth quarter of 2017.
  During the first quarter of 2018, CAI issued 1.6 million shares of its 8.5% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock for net proceeds of $38.7 million. CAI is the only container leasing company to successfully issue publicly traded preferred shares.
  During the first quarter of 2018, CAL Funding III Limited, a wholly owned subsidiary of CAI, issued $348.9 million of fixed rate asset-backed notes, with an average interest rate of 4.0%. After the issuance of the notes, CAI’s fixed rate debt represented approximately 60% of total debt outstanding.

Additional information on CAI's results, as well as the state of the industry, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “We are very pleased with the exceptional performance of our company during the first quarter of 2018 and the fundamentals of the business remain strong. We reported record quarterly revenue of $95.4 million and net income attributable to CAI common stockholders for the quarter of $17.1 million, or $0.83 per fully diluted share, a record first quarter result. Our results continue to be driven by the ongoing momentum in our container leasing business, which reported average utilization of 99% during the quarter. We have invested, or have committed to invest, $336 million in new container related equipment during the quarter, approximately 80% of which has committed leases, most of which will go into service in the second quarter. Our pace of lease outs and commitments for leases on new factory equipment is more than twice the level of the first quarter of last year. We expect that the utilization of our fleet will remain at a high level this year and that new investment will remain strong due to ongoing global economic growth. Lease rates have stabilized and remain at attractive return levels.

“Our rail segment continues to experience improved activity in lease outs, and rental rates have improved from where they were two quarters ago. During the first quarter of 2018, we leased out 398 new railcars and have commitments to lease out a further 340 new cars in the second quarter of 2018. We continue to see increased lease activity for railcars across various equipment categories and lease rates are improving for many railcar types. Ongoing economic growth in the US and slowing rail velocity amongst Class 1 railroads has required customers to consider leasing additional equipment. We are more optimistic about the opportunities for our rail segment due to the improving utilization and trend in lease rates over the past few months.

“Our logistics business is gaining momentum and a growing customer portfolio has led to record logistics revenue this quarter for our company. Demand for logistics services is strong, particularly for trucking where capacity remains very tight due to growing demand and implementation of electronic logging devices. The segment as a whole reported a loss for the quarter but we expect improving revenue and income trends as the year progresses. We will continue to invest in the long-term infrastructure of the business by expanding our personnel throughout the US.”

Mr. Garcia continued, “This quarter we successfully issued 1.6 million shares of perpetual preferred stock for net proceeds of $38.7 million. We are pleased to have successfully issued the shares as the capital raised, along with existing senior debt, allows us to expand investment in our fleet, while lowering our overall cost of capital. It also provides our company with the flexibility to utilize some of our existing cash flow to potentially repurchase shares of our common stock if we believe the price of our shares is at a level that adds to long-term shareholder value.”

Mr. Garcia concluded, “We have made a strong start to 2018 with improving momentum in each of our business segments, particularly in the container segment. We expect the momentum for equipment demand to continue as the year progresses and that 2018 will be an earnings growth year for the company.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash	$21,564	$14,735
Cash held by variable interest entities	22,765	20,685
Accounts receivable, net of allowance for doubtful accounts of $1,717 and $1,440 at March 31, 2018 and December 31, 2017, respectively	67,703	68,324
Current portion of net investment in direct finance leases	35,135	30,063
Prepaid expenses and other current assets	4,057	4,258
Total current assets	151,224	138,065
Restricted cash	21,742	11,789
Rental equipment, net of accumulated depreciation of $529,866 and $505,546 at March 31, 2018 and December 31, 2017, respectively	2,106,515	2,004,961
Net investment in direct finance leases	249,665	246,450
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $3,951 and $3,407 at March 31, 2018 and December 31, 2017, respectively	7,179	7,723
Furniture, fixtures and equipment, net of accumulated depreciation of $3,246 and $3,201 at March 31, 2018 and December 31, 2017, respectively	365	338
Other non-current assets	2,647	3,008
Total assets	$2,555,131	$2,428,128

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,845	$7,831
Accrued expenses and other current liabilities	11,245	15,706
Due to container investors	387	1,845
Unearned revenue	7,248	7,811
Current portion of debt	168,928	132,049
Rental equipment payable	133,714	92,415
Total current liabilities	328,367	257,657
Debt	1,567,339	1,570,773
Deferred income tax liability	36,605	35,853
Total liabilities	1,932,311	1,864,283

Stockholders' equity
Preferred stock: par value $.0001 per share; 8.50% Series A fixed-to-floating rate cumulative redeemable; authorized 4,000,000 shares; issued and outstanding 1,600,000 and 0 shares at March 31, 2018 and December 31, 2017, respectively ($40,000 aggregate liquidation preference)	-	-
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 20,492,519 and 20,390,622 shares at March 31, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	213,873	172,325
Accumulated other comprehensive loss	(5,812)	(6,122)
Retained earnings	414,757	397,640
Total stockholders' equity	622,820	563,845
Total liabilities and stockholders' equity	$2,555,131	$2,428,128

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Revenue
Container lease revenue	$64,634	$52,954
Rail lease revenue	9,104	8,053
Logistics revenue	21,636	20,499
Total revenue	95,374	81,506

Operating expenses
Depreciation of rental equipment	28,847	27,972
Storage, handling and other expenses	4,100	6,953
Logistics transportation costs	18,665	17,071
(Gain) loss on sale of used rental equipment	(2,195)	873
Administrative expenses	11,241	10,686
Total operating expenses	60,658	63,555

Operating income	34,716	17,951

Other expenses
Net interest expense	16,899	11,672
Other (income) expense	(35)	314
Total other expenses	16,864	11,986

Income before income taxes	17,852	5,965
Income tax expense	714	693

Net income	17,138	5,272
Preferred stock dividends	21	-
Net income attributable to CAI common stockholders	$17,117	$5,272

Net income per share attributable to CAI common stockholders
Basic	$0.84	$0.28
Diluted	$0.83	$0.27

Weighted average shares outstanding
Basic	20,414	19,010
Diluted	20,672	19,231

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$17,138	$5,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,879	28,058
Amortization of debt issuance costs	945	747
Amortization of intangible assets	544	669
Stock-based compensation expense	604	461
Unrealized (gain) loss on foreign exchange	(80)	236
(Gain) loss on sale of used rental equipment	(2,195)	873
Deferred income taxes	752	601
Bad debt expense	124	187
Changes in other operating assets and liabilities:
Accounts receivable	671	(2,653)
Prepaid expenses and other assets	(27)	(4,134)
Accounts payable, accrued expenses and other current liabilities	(6,288)	(4,763)
Due to container investors	(1,458)	(621)
Unearned revenue	(362)	(648)
Net cash provided by operating activities	39,247	24,285
Cash flows from investing activities
Purchase of rental equipment	(112,763)	(48,116)
Proceeds from sale of used rental equipment	9,671	19,325
Purchase of furniture, fixtures and equipment	(58)	(44)
Receipt of principal payments from direct finance leases	8,336	4,114
Net cash used in investing activities	(94,814)	(24,721)
Cash flows from financing activities
Proceeds from debt	477,600	85,787
Principal payments on debt	(441,884)	(100,541)
Debt issuance costs	(3,485)	-
Proceeds from issuance of stock	42,076	-
Exercise of stock options	24	327
Net cash provided by (used in) financing activities	74,331	(14,427)
Effect on cash of foreign currency translation	98	997
Net increase (decrease) in cash	18,862	(13,866)
Cash at beginning of the period	47,209	52,326
Cash at end of the period	$66,071	$38,460

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2018	2017

Owned container fleet in TEUs	1,203,210	933,241
Managed container fleet in TEUs	79,152	155,362
Total container fleet in TEUs	1,282,362	1,088,603

Owned container fleet in CEUs	1,262,923	1,024,176
Managed container fleet in CEUs	72,109	139,873
Total container fleet in CEUs	1,335,032	1,164,049

Owned railcar fleet in units	7,358	6,546

	Three Months Ended
	March 31,
	2018	2017
Average Utilization
Container fleet utilization in CEUs	99.2%	95.4%
Owned container fleet utilization in CEUs	99.2%	95.7%
Railcar fleet utilization in units - excluding new units not yet leased	88.2%	92.7%
Railcar fleet utilization in units - including new units not yet leased	75.2%	81.8%

	As of March 31,
	2018	2017
Period Ending Utilization
Container fleet utilization in CEUs	99.2%	96.3%
Owned container fleet utilization in CEUs	99.3%	96.5%
Railcar fleet utilization in units - excluding new units not yet leased	86.7%	91.9%
Railcar fleet utilization in units - including new units not yet leased	75.9%	81.0%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the first quarter of 2018 will be held on Thursday, April 26, 2018 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q1 2018 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our first quarter 2018 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2018, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers, and owned a fleet of 7,358 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook of our logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com